EXHIBIT 99.1

NEWS RELEASE

CONTACTS:	Investors: Lisa DeFrancesco (862) 261-7152 Patty Eisenhaur (862) 261-8141 Media: Charlie Mayr (862) 261-8030

Watson First Quarter 2012 Non-GAAP EPS Increases 84% to $1.64;

Net Revenue Increases 74% to $1.5 Billion

—  GAAP EPS $0.43, Compared to $0.36 Q1 2011 –

—  70% Increase in Adjusted EBITDA –

—  Company Updates 2012 Forecast –

PARSIPPANY, NJ – April 30, 2012 – Watson Pharmaceuticals, Inc. (NYSE: WPI) today reported net income for the first quarter 2012 increased 87 percent to $208.8 million or $1.64 per diluted share on a non-GAAP basis, compared to $111.9 million or $0.89 per diluted share in the first quarter 2011. On a GAAP basis, net revenue increased 74 percent to $1.5 billion, compared to $876.5 million in the first quarter 2011. GAAP earnings per diluted share for the first quarter 2012 were $0.43, compared to $0.36 in the prior year period.

For the first quarter 2012, adjusted EBITDA increased 70 percent to $367.2 million, compared to $215.9 million for the first quarter 2011. Cash and marketable securities were $182.2 million as of March 31, 2012. Refer to the attached reconciliation tables for adjustments to GAAP earnings.

“Substantial double-digit revenue growth across our three businesses – Global Generics, Global Brands and Anda distribution – drove an 84 percent increase in non-GAAP earnings per share, and a $151 million increase in Adjusted EBITDA” said Paul Bisaro, President and CEO.

“In our Global Generics business, we launched more than 60 new products and filed 28 applications globally. We also expanded our presence in Australia and Southeast Asia with the acquisition of Ascent Pharmahealth Limited. In our Global Brands business, we initiated the phase III study in the U.S. for Esmya, launched a brand product portfolio in Canada and continued our biologics development efforts on rFSH and the Amgen portfolio of products,” Bisaro continued.

“Watson maintained its record of solid performance in 2012, performance that enables us to execute on our business strategies including increasing our Global Generics business presence with the acquisition of Actavis Group. We will continue to look for strategic opportunities to propel Global Brands and biologics growth and will remain focused on the expansion of our Anda business into specialty distribution,” concluded Bisaro.

Business Segment Results

Global Generics Segment Information

	Three Months Ended March 31,
(Unaudited; $ in millions)	2012	2011
Product sales	$1,108.0	$585.0
Other revenue	8.1	15.1

Net revenue	1,116.1	600.1
Operating expenses:
Cost of sales	614.2	289.1
Research and development	56.1	54.4
Selling and marketing	47.5	30.6

Segment contribution	$398.3	$226.0

Segment margin	35.7%	37.7%

Adjusted gross profit (1)	$503.6	$307.0
Adjusted gross margin	45.1%	51.8%

(1)

Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

	$00,000	$00,000
Settlement of contingent asset acquired as part of a business acquisition (other revenue)	$—	$(7.4)
Operational Excellence Initiative	1.7	3.4

Global Generics net revenue for the first quarter 2012 increased 86 percent to $1.1 billion as a result of new product launches and higher international net revenue. New products include the generic versions of Concerta® and Lipitor® launched in May 2011 and November 2011, respectively and the launch in the first quarter of a generic version of Lovenox®. First quarter 2012 international net revenue was $171.7 million, up 58 percent from the first quarter 2011 as a result of the acquisition of Specifar Pharmaceuticals in May 2011 and Ascent Pharmahealth Limited in January 2012 and new launches in key markets.

Global Generics R&D investment for the first quarter 2012 increased 3 percent to $56.1 million and Global Generics selling and marketing expenses for the first quarter 2012 increased $16.9 million, primarily due to the addition of Specifar and Ascent.

Adjusted Global Generics gross margin decreased from 51.8 percent in the first quarter 2011 to 45.1 percent in the first quarter 2012, due to sales of the authorized generic versions of Lipitor® and Concerta® at lower margins.

Global Brands Segment Information

	Three Months Ended March 31,
(Unaudited; $ in millions)	2012	2011
Product sales	$92.9	$80.3
Other revenue	16.7	16.6

Net revenue	109.6	96.9
Operating expenses:
Cost of sales	25.8	17.8
Research and development	32.4	19.9
Selling and marketing	47.7	36.5

Segment contribution	$3.7	$22.7

Segment margin	3.4%	23.4%

Gross profit	$83.8	$79.1
Gross margin	76.5%	81.6%

Global Brands net revenue increased 13 percent to $109.6 million in the first quarter 2012. The increase in revenue was primarily the result of increased sales of Rapaflo® and Crinone® and the addition of new products including Generess® Fe and Androderm® 2mg and 4mg in the U.S. and Rapaflo® and Gelnique® in Canada.

Global Brands R&D investment increased 63 percent to $32.4 million in the first quarter 2012 compared to the first quarter 2011. The increase was a result of higher contractual milestones for the initiation of the Phase III U.S. study for Esmya and for rFSH and investments related to biologics development. Global Brands selling and marketing expenses increased 31 percent to $47.7 million in the first quarter 2012 as a result of higher field force support costs related to expansions in the U.S. and Canada that occurred in the second half of 2011.

Global Brands segment gross margin for the first quarter 2012 was 76.5 percent, compared to 81.6 percent for first quarter 2011 as a result of a favorable product mix in the prior year period.

Distribution Segment Information

	Three Months Ended March 31,
(Unaudited; $ in millions)	2012	2011
Net revenue	$298.6	$179.5
Operating expenses:
Cost of sales	264.3	148.7
Selling and marketing	22.9	18.4

Segment contribution	$11.4	$12.4

Segment margin	3.8%	6.9%

Gross profit	$34.3	$30.8
Gross margin	11.5%	17.2%

Distribution segment net revenue for the first quarter 2012 increased 66 percent to $298.6 million compared to $179.5 million in the first quarter 2011. The increase was related to higher third-party product launches, higher base business sales and logistic services provided to certain chain customers in the current year period. Distribution revenue consists only of sales of third-party products and excludes sales of Watson’s brand and generic products.

Selling and marketing expenses increased $4.5 million to $22.9 million, primarily due to higher freight costs expenses associated with relocating our Groveport, Ohio distribution operations to our Olive Branch, Mississippi facility. Distribution segment adjusted gross margin decreased to 11.5 percent in the first quarter 2012 due to logistic services provided to certain chain customers.

Other Operating Expenses

Consolidated general and administrative expenses were $164.4 million in the first quarter 2012, an increase of 107 percent from the first quarter 2011. The increase was primarily as a result of charges related to certain litigation matters and the additions of Specifar and Ascent. Amortization expense for the first quarter 2012 was $131.9 million, compared to $56.6 million in first quarter 2011. The increase was primarily the result of the amortization of atorvastatin product rights acquired in the Arrow acquisition and product rights acquired in the Specifar and Ascent acquisitions.

2012 Financial Outlook

Watson’s estimates are based on actual results for the first quarter 2012 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. Watson’s forecast for 2012 excludes any effect from the pending acquisition of Actavis Group which is expected to close in the fourth quarter of 2012.

– – Watson estimates total net revenue for 2012 will be approximately $5.5 billion.

•	Total Global Generics segment revenue of between $3.9 and $4.1 billion.

•	Total Global Brands segment revenue of between $500 and $525 million.

•	Total Anda Distribution segment revenue of between $950 million and $1 billion.

•	Adjusted non-GAAP earnings for 2012 is expected to be between $5.55 and $5.80 per diluted share.

•	Adjusted EBITDA for 2012 is expected to be between $1.310 and $1.375 billion.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss first quarter 2012 results, the outlook for 2012 and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. The Conference ID is 73123257.

A taped replay of the conference call will also be available beginning approximately two hours after the call’s conclusion and will remain available through 12:00 midnight Eastern Time on May 14, 2012. The replay may be accessed by dialing (855) 859-2056 and entering the same Conference ID above. From international locations, the replay may be accessed by dialing (404) 537-3406. To access the webcast, go to Watson’s Investor Relations Web site at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., is a leading integrated global pharmaceutical company. The Company is engaged in the development, manufacturing and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health. Watson has operations in many of the world’s established and growing international markets.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; successful integration of the Ascent acquisition and the ability to recognize the anticipated synergies and benefits of the Ascent acquisition; the difficulty of predicting the timing and outcome of pending litigation and risks that an adverse outcome in such litigation could render Watson liable for substantial damages; the impact of competitive products and pricing; risks related to fluctuations in foreign currency exchange rates; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions if any; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Watson’s facilities, products and/or businesses; changes in the laws and regulations, including Medicare, Medicaid, and similar laws in foreign countries affecting, among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on form 10-K for the year ended December 31, 2011. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

All trademarks are the property of their respective owners.

The following table presents Watson’s results of operations for the three months ended March 31, 2012 and 2011:

Table 1

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Net revenues	$1,524.3	$876.5

Operating expenses:
Cost of sales (excludes amortization, presented below)	904.3	455.6
Research and development	88.5	74.3
Selling, general and administrative	282.5	164.8
Amortization	131.9	56.6
Loss (gain) on asset sales and impairments, net	0.2	14.4

Total operating expenses	1,407.4	765.7

Operating income	116.9	110.8

Non-operating income (expense):
Interest income	0.4	0.8
Interest expense	(21.7)	(21.8)
Other income (expense), net	1.5	(3.7)

Total other income (expense), net	(19.8)	(24.7)

Income before income taxes and noncontrolling interest	97.1	86.1
Provision for income taxes	42.3	41.3

Net income	54.8	44.8
Loss attributable to noncontrolling interest	—	0.5

Net income attributable to common shareholders	$54.8	$45.3

Earnings per share attributable to common shareholders:
Basic	$0.44	$0.37

Diluted	$0.43	$0.36

Weighted average shares outstanding:
Basic	125.3	123.7

Diluted	127.2	125.7

The following table presents Watson’s Condensed Consolidated Balance Sheet at March 31, 2012 and at December 31, 2011.

Table 2

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$168.7	$209.3
Marketable securities	13.5	14.9
Accounts receivable, net	1,030.8	1,165.7
Inventories, net	904.6	889.4
Other current assets	291.0	290.4
Property and equipment, net	733.7	713.7
Investments and other assets	84.9	93.0
Product rights and other intangibles, net	1,703.9	1,613.6
Goodwill	1,931.6	1,708.3

Total assets	$6,862.7	$6,698.3

Liabilities & Equity
Current liabilities	$1,578.6	$1,839.5
Long-term debt	1,163.8	848.5
Deferred income taxes and other liabilities	460.5	447.8
Total equity	3,659.8	3,562.5

Total liabilities and equity	$6,862.7	$6,698.3

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2012 and 2011.

Table 3

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended
	March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$54.8	$44.8

Reconciliation to net cash provided by operating activities:
Depreciation	20.4	23.0
Amortization	131.9	56.6
Provision for inventory reserve	13.6	12.5
Share based compensation	10.3	8.4
Deferred income tax benefit	(15.9)	(3.2)
(Earnings) losses on equity method investments	(0.3)	4.5
Gain on sale of securities	—	(0.8)
Loss on asset sales and impairments, net	0.2	14.4
Increase in allowance for doubtful accounts	1.6	1.0
Accretion of discount on preferred stock and contingent consideration obligations	7.9	13.6
Excess tax benefit from stock-based compensation	(6.2)	(6.7)
Other, net	0.1	1.0
Changes in assets and liabilities:
Accounts receivable, net	159.7	30.1
Inventories	3.3	33.0
Prepaid expenses and other current assets	(2.9)	13.2
Accounts payable and accrued expenses	(241.7)	(42.1)
Deferred revenue	(2.5)	(1.3)
Income and other taxes payable	(37.3)	40.9
Other assets and liabilities	3.4	(10.9)

Total adjustments	45.6	187.2

Net cash provided by operating activities	100.4	232.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(22.8)	(19.3)
Acquisition of product rights and other intangibles	(1.8)	(1.0)
Proceeds from sale of property and equipment	1.9	—
Proceeds from sales of marketable securities and other investments	2.5	0.8
Acquisition of business, net of cash acquired	(384.1)	—

Net cash used in investing activities	(404.3)	(19.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings on credit facility	375.0	—
Principal payment on debt	(60.0)	—
Proceeds from stock plans	3.8	20.3
Payment of contingent consideration	(43.5)	—
Repurchase of common stock	(11.4)	(10.3)
Acquisition of noncontrolling interest	(4.0)	(5.5)
Excess tax benefit from stock-based compensation	6.2	6.7

Net cash provided by financing activities	266.1	11.2

Effect of currency exchange rate changes on cash and cash equivalents	(2.8)	(2.0)

Net (decrease) increase in cash and cash equivalents	(40.6)	221.7
Cash and cash equivalents at beginning of period	209.3	282.8

Cash and cash equivalents at end of period	$168.7	$504.5

The following table presents a reconciliation of reported net income and diluted earnings per share to non-GAAP net income for the three months ended March 31, 2012 and 2011:

Table 4

Watson Pharmaceuticals, Inc.

Reconciliation Table

(Unaudited; in millions except per share amounts)

	Three Months Ended March 31,
	2012	2011
GAAP to non-GAAP net income calculation

Reported GAAP net income attributable to common shareholders	$54.8	$45.3
Adjusted for:
Amortization	132.1	57.1
Global supply chain initiative(1)	2.6	8.6
Acquisition and licensing charges	25.6	4.6
Interest accretion on contingent liabilities	7.8	9.0
Non-cash impairment/asset sales	0.2	14.4
Non-recurring (gains) losses	(1.5)	(5.7)
Reserve for legal matters	59.8	—
Income taxes on items above	(72.6)	(21.4)

Non-GAAP net income attributable to common shareholders	$208.8	$111.9

Diluted earnings per share

Diluted earnings per share—GAAP	$0.43	$0.36

Diluted earnings per share—Non-GAAP	$1.64	$0.89

Basic weighted average common shares outstanding	125.3	123.7
Effect of dilutive securities:
Dilutive share-based compensation arrangements	1.9	2.0

Diluted weighted average common shares outstanding	127.2	125.7

(1)	Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income for the three months ended March 31, 2012 and 2011 to adjusted EBITDA:

Table 5

Watson Pharmaceuticals, Inc.

Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Three Months Ended March 31,
	2012	2011
GAAP net income attributable to common shareholders	$54.8	$45.3
Plus:
Interest expense	21.7	21.8
Interest income	(0.4)	(0.8)
Provision for income taxes	42.3	41.3
Depreciation (includes accelerated depreciation)	20.4	23.0
Amortization(1)	132.1	57.1

EBITDA	270.9	187.7

Adjusted for:
Global supply chain initiative	2.0	6.5
Acquisition and licensing charges	25.6	4.6
Non-cash impairment charges	0.2	14.4
Non-recurring (gains) losses	(1.5)	(5.7)
Reserve for legal matters	59.8	—
Accretion income	(0.1)	—
Share-based compensation	10.3	8.4

Adjusted EBITDA	$367.2	$215.9

(1)	Includes amortization of excess purchase price on equity method investment.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2012 to non-GAAP net income and non-GAAP earnings per diluted share:

Table 6

Watson Pharmaceuticals, Inc.

Reconciliation Table - Forecasted Non-GAAP Earnings Per Diluted Share

(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2012
	Low	High
GAAP to Non-GAAP net income calculation

GAAP net income	$295	$330
Adjusted for:
Amortization	440	440
Global supply chain initiative	10	10
Acquisition and licensing charges	55	55
Interest accretion on contingent liability	30	30
Non-recurring (gains) losses	(2)	(2)
Legal settlements	60	60
Income taxes on items above	(176)	(180)

Adjusted Non-GAAP net income	712	743

Diluted earnings per share

Diluted earnings per share - GAAP	$2.30	$2.57

Diluted earnings per share - Non-GAAP	$5.55	$5.80

The reconciliation table is based in part on management’s estimate of non-GAAP net income for the year ending December 31, 2012. Watson expects certain known GAAP charges for 2012, as presented in the schedule above. Other GAAP charges that may be excluded from non-GAAP net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed. Watson’s forecast for 2012 excludes any impact from the pending acquisition of Actavis Group which is expected to close in the fourth quarter of 2012.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2012 to adjusted EBITDA:

Table 7

Watson Pharmaceuticals, Inc.

Reconciliation Table - Forecasted Adjusted EBITDA

(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2012
	Low	High
GAAP net income	$295	$330
Plus:
Interest expense	85	85
Interest income	(1)	(1)
Provision for income taxes	240	270
Depreciation (includes accelerated depreciation)	95	95
Amortization	440	440

EBITDA	1,154	1,219

Adjusted for:
Global supply chain initiative	5	5
Acquisition and licensing charges	55	55
Non-recurring (gains) losses	(2)	(2)
Legal settlements	60	60
Share-based compensation	38	38

Adjusted EBITDA	$1,310.0	$1,375.0

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2012. Watson expects certain known GAAP charges for 2012, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed. Watson’s forecast for 2012 excludes any impact from the pending acquisition of Actavis Group which is expected to close in the fourth quarter of 2012.